PROSPECTUS SUPPLEMENT
(To prospectus dated March 27, 2001)

                               [FIRST DATA LOGO]

                             FIRST DATA CORPORATION
                    $200,000,000 4.70% SENIOR NOTES DUE 2006
                   $100,000,000 5.625% SENIOR NOTES DUE 2011

    The 2006 notes will mature on November 1, 2006. The 2011 notes will mature on November 1, 2011. Interest on the notes will accrue from November 8, 2001 and will be payable semi-annually in arrears on May 1 and November 1, commencing
May 1, 2002. We may redeem either series of notes in whole or in part at any time at the redemption prices set forth under "Description of the Notes-- Optional Redemption" on page S-12.

    The $200,000,000 aggregate principal amount of 2006 notes and the $100,000,000 aggregate principal amount of 2011 notes offered hereby are additional notes of their respective series. On November 8, 2001, we issued and sold $450,000,000 aggregate principal amount of 2006 notes and $550,000,000 aggregate principal amount of 2011 notes.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    PRICE TO      UNDERWRITING       PROCEEDS
                                                    PUBLIC(1)      DISCOUNTS     TO FIRST DATA(1)
                                                  -------------   ------------   ----------------
Per 2006 Note...................................       100.057%          .500%           99.557%
Total...........................................   $200,114,000     $1,000,000      $199,114,000
Per 2011 Note...................................        99.616%          .600%           99.016%
Total...........................................    $99,616,000       $600,000       $99,016,000

------------

(1) Plus accrued interest from November 8, 2001.

    We will apply to list the notes on the Luxembourg Stock Exchange. Currently, there is no public market for the notes.

    We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream, Luxembourg and the Euroclear System, on or about November 14, 2001.

                            BEAR, STEARNS & CO. INC.

          The date of this prospectus supplement is November 8, 2001.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
About This Prospectus Supplement............................     S-3
Special Note Regarding Forward-Looking Statements...........     S-5
First Data Corporation......................................     S-7
Use of Proceeds.............................................     S-7
Ratios of Earnings to Fixed Charges.........................     S-8
Capitalization..............................................     S-9
Selected Historical Financial Data..........................    S-10
Directors and Executive Officers............................    S-11
Description of the Notes....................................    S-12
Certain United States Federal Tax Consequences..............    S-18
Underwriting................................................    S-22
Legal Matters...............................................    S-23
Experts.....................................................    S-23
General Information.........................................    S-25

                                   PROSPECTUS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................      2
First Data Corporation......................................      3
Use of Proceeds.............................................      3
Ratios of Earnings to Fixed Charges.........................      3
Description of Debt Securities..............................      5
Description of Capital Stock................................     21
Plan of Distribution........................................     24
Legal Matters...............................................     25
Experts.....................................................     25

                        ABOUT THIS PROSPECTUS SUPPLEMENT

THIS PROSPECTUS SUPPLEMENT CONTAINS THE TERMS OF THIS OFFERING OF NOTES. THIS PROSPECTUS SUPPLEMENT, OR THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, MAY ADD TO, UPDATE OR CHANGE THE INFORMATION IN THE ACCOMPANYING PROSPECTUS. IF INFORMATION IN THIS PROSPECTUS SUPPLEMENT, OR THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, IS INCONSISTENT WITH THE ACCOMPANYING PROSPECTUS, THIS PROSPECTUS SUPPLEMENT, OR THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, WILL APPLY AND WILL SUPERSEDE THAT INFORMATION IN THE ACCOMPANYING PROSPECTUS.

IT IS IMPORTANT FOR YOU TO READ AND CONSIDER ALL INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN MAKING YOUR INVESTMENT DECISION. YOU SHOULD ALSO READ AND CONSIDER THE INFORMATION IN THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND MORE INFORMATION" IN THE ACCOMPANYING PROSPECTUS.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER, OR AN INVITATION ON OUR BEHALF OR ON BEHALF OF THE UNDERWRITER, TO SUBSCRIBE TO OR PURCHASE, ANY OF THE NOTES, AND MAY NOT BE USED FOR OR IN CONNECTION WITH AN OFFER OR SOLICITATION BY ANYONE, IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. SEE "UNDERWRITING."

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE PARTICULARS GIVEN IN COMPLIANCE WITH THE RULES GOVERNING THE LISTING OF SECURITIES ON THE LUXEMBOURG STOCK EXCHANGE FOR THE PURPOSE OF GIVING INFORMATION WITH REGARD TO FIRST DATA CORPORATION. WE ACCEPT RESPONSIBILITY FOR THE ACCURACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND CONFIRM THAT, TO THE BEST OF OUR KNOWLEDGE AND BELIEF, THERE ARE NO OTHER FACTS THE OMISSION OF WHICH WOULD MAKE ANY STATEMENT HEREIN OR IN THE PROSPECTUS MISLEADING IN ANY MATERIAL RESPECT. THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS.

WE CANNOT GUARANTEE THAT LISTING WILL BE OBTAINED ON THE LUXEMBOURG STOCK EXCHANGE. INQUIRIES REGARDING OUR LISTING STATUS ON THE LUXEMBOURG STOCK EXCHANGE SHOULD BE DIRECTED TO OUR LUXEMBOURG LISTING AGENT, CHASE MANHATTAN BANK LUXEMBOURG S.A., 5 RUE PLAETIS, L-2338 LUXEMBOURG.

SO LONG AS THE NOTES ARE LISTED ON THE LUXEMBOURG STOCK EXCHANGE, COPIES OF THE PERIODIC REPORTS THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE MADE AVAILABLE WITHOUT CHARGE AT THE OFFICES OF CHASE MANHATTAN BANK LUXEMBOURG S.A., 5 RUE PLAETIS, L-2338 LUXEMBOURG.

ALL REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "U.S. DOLLARS," "DOLLARS," "U.S. $" OR "$" ARE TO THE CURRENCY OF THE UNITED STATES OF AMERICA.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus include and incorporate by reference certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference also include information relating to First Data that is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. When used in this prospectus supplement, the accompanying prospectus or any document incorporated by reference, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions identify forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected.

    Important factors upon which our forward-looking statements are premised include:

- continued growth at rates approximating recent levels for card-based payment transactions, consumer money transfer transactions and other product markets;

- successful conversions under service contracts with major clients;

- renewal of material contracts in our business units consistent with past experience;

- timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies particularly in the card issuing services segment;

- successful and timely integration of significant businesses and technologies acquired by us and realization of anticipated synergies;

- continuing development and maintenance of appropriate business continuity plans for our processing systems based on the needs and risks relative to each such system;

- absence of consolidation among client financial institutions or other client groups which has a significant impact on client relationships and no material loss of business from our significant customers;

- achieving planned revenue growth throughout First Data, including in the merchant alliance program which involves several joint ventures not under our sole control and each of which acts independently of the others, and successful management of pricing pressures through cost efficiencies and other cost management initiatives;

- successfully managing the credit and fraud risks in our business units and the merchant alliances, particularly in the context of the developing e-commerce markets and difficulties in the travel industry due to the events of September 11, 2001;

- anticipation of and response to technological changes, particularly with respect to e-commerce;

- attracting and retaining qualified key employees;

- no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting our businesses which require significant product redevelopment efforts, reduce the market for or value of our products or render products obsolete;

- continuation of the existing interest rate environment, avoiding increases in agent fees related to our consumer money transfer products and our short-term borrowing costs;

- absence of significant changes in foreign exchange spreads on retail money transfer transactions, particularly between the United States and Mexico, without a corresponding increase in volume or consumer fees;

- implementation of Western Union agent agreements with governmental entities according to schedule and no interruption of relations with countries in which Western Union has or is implementing material agent agreements;

- no unanticipated developments relating to previously disclosed lawsuits against Western Union alleging, inter alia, violation of consumer protection laws in connection with advertising the cost of money transfers;

- successful management of any impact from slowing economic conditions or consumer spending;

- no catastrophic events that could impact our or our major customers' operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending;

- successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; and

- continued political stability in countries in which Western Union has material operations.

    Variations from these assumptions or failure to achieve these objectives could cause actual results to differ from those projected in the forward-looking statements. Due to the uncertainties inherent in forward-looking statements, you are urged not to place undue reliance on these statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.

                             FIRST DATA CORPORATION

    We operate in four business segments: payment services, merchant services, card issuing services and emerging payments. Payment services includes Western Union, Integrated Payment Systems and Orlandi Valuta Companies and is the leading provider of nonbank domestic and international money transfer and payment services to consumers and commercial entities, including money transfer, official check and money order services. Merchant services is primarily comprised of First Data Merchant Services, TeleCheck, First Data Financial Services and a majority interest in TASQ Technology, Inc. and NYCE, Inc. This segment provides merchants with credit and debit card transaction processing services, including authorization, transaction capture, settlement, Internet-based transaction processing, check verification and guarantee services. Card issuing services encompasses domestic and international card processing services. This segment provides a comprehensive line of processing and related services to financial institutions issuing credit and debit cards and to issuers of oil and private label credit cards, including information-based products for enhanced decision making and marketing. First Data Solutions is also included in the card issuing services segment, providing consumer and business solutions in the areas of risk and fraud management and information verification associated with granting of credit, debit and customer service collecting. The emerging payments segment, created in the third quarter of 2000, consists of eONE Global, a leader in identifying, commercializing and operating emerging payment technologies that support Internet and wireless payment products. The remainder of our business units are grouped in the "All Other and Corporate" category, which includes TeleServices, Call Interactive and Corporate Operations.

    Our principal executive offices are located at 6200 South Quebec Street, Greenwood Village, Colorado 80111, telephone (303) 488-8000.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the notes offered hereby, after deducting underwriting discounts and our estimated expenses of the offering, will be $297,915,000. We intend to use a portion of the net proceeds from the sale to repay outstanding commercial paper maturing within 30 days and having an average interest rate of 2.36% at November 8, 2001. We intend to use the remaining net proceeds for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

                                                NINE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                            -------------------   ----------------------------------------------------
                                            2001(1)    2000(2)    2000(3)    1999(4)    1998(5)    1997(6)    1996(7)
                                            --------   --------   --------   --------   --------   --------   --------
Ratio of earnings to fixed charges--
  historical..............................    7.28x     10.72x      9.99x     12.54x      5.70x      5.11x      7.19x
Ratio of earnings to fixed charges--
  pro forma(8)............................  6.77  x     --        10.78 x     --         --         --         --

------------

(1) Includes net restructuring, business divestitures and impairment charges of $180.2 million ($116.2 million after tax). The ratio of earnings to fixed charges without these charges would have been 8.69x. The pro forma ratio without these charges would have been 8.07x.

(2) Includes net restructuring, business divestiture, litigation and impairment benefit of $100.6 million ($64.2 million after tax). The ratio of earnings to fixed charges without this benefit would have been 9.71x.

(3) Includes net restructuring, business divestitures, litigation and impairment benefit of $71.3 million ($46.0 million after tax). The ratio of earnings to fixed charges without this benefit would have been 9.50x. The pro forma ratio without this benefit would have been 10.25x.

(4) Includes net restructuring, business divestitures, litigation and impairment benefit of $715.8 million ($417.6 million after tax). The ratio of earnings to fixed charges without this benefit would have been 8.01x.

(5) Includes restructuring, net loss on business divestitures, impairment charges and provision of loss on contract of $319.1 million ($231.5 million after tax). The ratio of earnings to fixed charges without these charges would have been 7.80x.

(6) Includes restructuring, net loss on business divestitures and impairment charges of $369.3 million ($333.9 million after tax). The ratio of earnings to fixed charges without these charges would have been 7.25x.

(7) Includes merger, integration and impairment charge of $32.5 million and $46.0 million gain on the MoneyGram disposition together totaling
    $13.5 million gain ($8.3 million after tax). The ratio of earnings to fixed charges without these items would have been 7.10x.

(8) Pro forma ratios give pro forma effect to the sale of the notes offered hereby, to the sale of $450,000,000 aggregate principal amount of 4.70% Senior Notes due 2006 and $550,000,000 aggregate principal amount of 5.625% Senior Notes due 2011 on November 8, 2001, and to the repayment of outstanding commercial paper and proportionate repayment of long-term debt with the estimated net proceeds from such sales as of the beginning of the periods.

    The computation of the ratio of earnings to fixed charges is based on applicable amounts for us and our consolidated subsidiaries. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.

                                 CAPITALIZATION

    The following table sets forth our capitalization at September 30, 2001 and as adjusted to give effect to the sale of the notes offered hereby, to the sale of $450,000,000 aggregate principal amount of 4.70% Senior Notes due 2006 and $550,000,000 aggregate principal amount of 5.625% Senior Notes due 2011 on November 8, 2001, and to the repayment of outstanding commercial paper with the estimated net proceeds of such sales, in each case before deducting expenses (other than underwriting discounts). There has been no material change in our capitalization since September 30, 2001.

                                                                SEPTEMBER 30, 2001
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
Cash and cash equivalents...................................  $  774.5    $  877.6
                                                              ========    ========
Short-term borrowings and current portion of long-term
  debt......................................................   1,187.1          --
Long-term debt:
  4 7/8% Convertible Notes due 2005.........................      50.0        50.0
  2% Senior Convertible Contingent Debt Securities
    (CODES(SM)) due 2008....................................     534.5       534.5
  4.70% Senior Notes due 2006...............................        --       646.2
  5.625% Senior Notes due 2011..............................        --       644.0
  Other long-term debt......................................     872.0       872.0
                                                              --------    --------
    Total long-term debt....................................   1,456.5     2,746.7
                                                              --------    --------
Total debt..................................................   2,643.6     2,746.7
Total stockholders' equity..................................   3,412.1     3,412.1
                                                              --------    --------
    Total capitalization....................................  $6,055.7    $6,158.8
                                                              ========    ========

    As of October 29, 2001, there were 381,573,049 shares of our common stock issued and outstanding.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected historical financial data set forth below have been derived from our historical consolidated financial statements incorporated by reference in this prospectus supplement. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year.

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                   -----------------------     -------------------------------------
                                     2001          2000          2000          1999          1998
                                   ---------     ---------     ---------     ---------     ---------
                                         (UNAUDITED)
                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues.......................  $ 4,652.5     $ 4,197.4     $ 5,705.2     $ 5,479.9(1)  $ 5,047.1
  Expenses.......................    3,847.6(2)    3,222.0(2)    4,396.9(2)    3,654.5(2)    4,335.2(2)
                                   ---------     ---------     ---------     ---------     ---------
  Income before cumulative effect
    of a change in accounting
    principle and income taxes...      804.9         975.4       1,308.3       1,825.4         711.9
  Income taxes...................      218.1         285.7         378.7         625.7         246.2
                                   ---------     ---------     ---------     ---------     ---------
  Cumulative effect of a change
    in accounting principle, net
    of tax benefit...............       (2.7)           --            --            --            --
                                   ---------     ---------     ---------     ---------     ---------
  Net income.....................  $   584.1     $   689.7     $   929.6     $ 1,199.7     $   465.7
                                   =========     =========     =========     =========     =========
  Depreciation and
    amortization.................  $   475.2     $   437.4     $   588.8     $   617.8     $   591.1
PER SHARE DATA:
  Earnings per share--basic......  $    1.49(2)  $    1.68(2)  $    2.28(2)  $    2.81(2)  $    1.05(2)
  Earnings per share--diluted....       1.46(2)       1.65(2)       2.25(2)       2.76(2)       1.04(2)
  Cash dividends per share.......       0.06          0.06          0.08          0.08          0.08
BALANCE SHEET DATA (AT PERIOD-
  END):
  Total assets...................  $20,574.3     $16,369.0     $17,295.1     $17,004.8     $16,587.0
    Settlement assets............   12,434.6       9,224.7       9,816.6       9,585.6       9,758.0
  Total liabilities..............   17,162.2      12,878.0      13,567.4      13,097.1      12,831.1
    Settlement obligations.......   12,235.5       9,259.3       9,773.2       9,694.6       9,617.0
    Borrowings...................    2,059.1       1,821.9       1,780.0       1,528.1       1,521.7
    Convertible debt.............      584.5          50.0          50.0          50.0          50.0
  Total stockholders' equity.....    3,412.1       3,491.0       3,727.7       3,907.7       3,755.9

------------

(1) Includes a $19.8 million gain recognized upon the merger exchange of Excite@Home stock for iMall stock in which we held an 11% ownership interest.

(2) Includes restructuring, business divestiture, litigation, provision for loss on contract and impairment items: a net charge of $180.2 million pre-tax ($116.2 million after tax, or $0.29 loss per share) for the nine months ended September 30, 2001; a net benefit of $100.6 million pre-tax
    ($64.2 million after tax, or $0.15 benefit per share) for the nine months ended September 30, 2000; a net benefit of $71.3 million pre-tax
    ($46.0 million after tax, or $0.11 benefit per share) for 2000; a net benefit of $715.8 million pre-tax ($417.6 million after tax, or $0.96 benefit per share, $0.99 benefit per share including the iMall gain discussed above) for 1999; a net charge of $319.1 million pre-tax, ($231.5 million after tax, or $0.52 loss per share) for 1998 (including a provision for termination of a card processing agreement).

                        DIRECTORS AND EXECUTIVE OFFICERS

    The table below lists each of our directors and executive officers. The business address of each such person is First Data Corporation, 6200 South Quebec Street, Greenwood Village, Colorado, 80111.

NAME                                                             POSITION
----                                                             --------
DIRECTORS
Henry C. Duques                                Chairman of the Board and Chief Executive
                                               Officer of First Data; Chairman of the Board
                                               of eONE Global, LLC, a majority-owned
                                               subsidiary of First Data ("eONE")
Charles T. Fote                                Director, President and Chief Operating
                                               Officer of First Data
Courtney F. Jones                              Director
Robert J. Levenson                             Director
James D. Robinson III                          Director; Director of eONE
Charles T. Russell                             Director; Director of eONE
Bernard L. Schwartz                            Director
Joan E. Spero                                  Director
Garen K. Staglin                               Director; President and Chief Executive
                                               Officer of eONE
Arthur F. Weinbach                             Director

EXECUTIVE OFFICERS
Henry C. Duques                                Chairman of the Board and Chief Executive
                                               Officer
Eula L. Adams                                  Senior Executive Vice President
Guy A. Battista                                Executive Vice President
Charles T. Fote                                President, Chief Operating Officer and
                                               Director
Kimberly S. Patmore                            Executive Vice President and Chief Financial
                                               Officer
Pamela H. Patsley                              Senior Executive Vice President
Michael T. Whealy                              Executive Vice President, Secretary, General
                                               Counsel and Chief Administrative Officer

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes supplements the description of the general terms and provisions of the "debt securities" and "senior debt securities" set forth in the accompanying prospectus, to which reference is made. When we refer to "we," "us" or "our" under the heading "Description of the Notes," we refer only to First Data Corporation and not to its subsidiaries.

GENERAL

    The 4.70% Senior Notes due 2006 (the "2006 notes") will mature on
November 1, 2006, and the 5.625% Senior Notes due 2011 (the "2011 notes") will mature on November 1, 2011. The notes will be issued in book-entry form only in minimum denominations of $1,000 increased in multiples of $1,000. Interest on the notes will accrue from November 8, 2001 at the respective rates per annum shown on the cover of this prospectus supplement and will be payable semi-annually on May 1 and November 1, commencing May 1, 2002, to the persons in whose names the notes are registered at the close of business on the preceding April 15 or October 15, as the case may be.

    The notes will be issued under an indenture dated as of March 26, 1993 (referred to as the "senior indenture" in the accompanying prospectus), between us and Wells Fargo Bank Minnesota, National Association, as trustee, as supplemented from time to time. The notes will be our "senior debt securities" (as that term is used in the accompanying prospectus), will be our unsecured obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness (as indebtedness of First Data Corporation, the notes will be effectively subordinated to all indebtedness and liabilities of our subsidiaries).

NOTES OUTSTANDING; ISSUANCE OF ADDITIONAL NOTES

    The $200,000,000 aggregate principal amount of 2006 notes and the $100,000,000 aggregate principal amount of 2011 notes offered hereby are additional notes of their respective series. On November 8, 2001, we issued and sold $450,000,000 aggregate principal amount of 2006 notes and $550,000,000 aggregate principal amount of 2011 notes.

    We may, without the consent of the holders, increase the principal amount of either series of notes by issuing additional notes of such series in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes of such series issued and outstanding or offered hereby. The notes of either series issued and outstanding or offered by this prospectus supplement and any additional notes of such series would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

OPTIONAL REDEMPTION

    The notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the notes given in accordance with the provisions described under "--Notices" below, at a redemption price equal to the greater of:

- 100% of the principal amount of the notes to be redeemed; or

- the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the date of redemption, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 20 basis points in the case of the 2006 notes and 25 basis points in the case of the 2011 notes;

plus, in either case, accrued interest to the date of redemption which has not been paid.

    "Treasury Rate" means, with respect to any redemption date for the notes:

- the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

- if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

    The Treasury Rate will be calculated on the third business day preceding the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by us.

    "Comparable Treasury Price" means, with respect to any redemption date for the notes:

- the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

- if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Bear, Stearns & Co. Inc.,
J.P. Morgan Securities Inc. and two other treasury dealers selected by us, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," we will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

    On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

SINKING FUND

    The notes will not be entitled to any sinking fund.

DEFEASANCE

    The notes are subject to defeasance under the conditions described in the accompanying prospectus under "Description of Debt Securities--Discharge, Legal Defeasance and Covenant Defeasance" on page 14 and in the indenture.

BOOK-ENTRY; DELIVERY AND FORM

    The notes will be issued in the form of one or more fully registered global notes, which we refer to as the "Global Notes," which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as the "Depositary" or "DTC," and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear," if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear, which we refer to in such capacities as the "U.S. Depositaries." Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

    The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, which we refer to as "Clearstream, Luxembourg Customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to Clearstream, Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream, Luxembourg Customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Customer.

    Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

    Euroclear advises that it was created in 1968 to hold securities for its participants, which we refer to as "Euroclear Participants," and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the "Euroclear Operator," under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative." All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as, the "Terms and Conditions." The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

    Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

    The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator's records, all Euroclear Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

    Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

    Individual certificates in respect of the notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the notes will be able to receive payments, including principal and interest, on the notes and effect transfer of the notes at the offices of our paying and transfer agent in Luxembourg, Chase Manhattan Bank Luxembourg S.A.

    Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

    A further description of the Depositary's procedures with respect to the Global Notes is set forth in the accompanying prospectus under "Description of Debt Securities--Book-Entry Debt Securities" beginning on page 16.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream, Luxembourg Customers or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the notes by or through a Clearstream, Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

    Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

NOTICES

    Notices to holders of the notes will be sent by mail to the registered holders and will be published, whether the notes are in global or definitive form, so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any such notice will be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

    The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986 as amended (the "Code") and regulations, rulings and decisions thereunder now in effect (or, in the case of certain United States Treasury Regulations, now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold the notes as "capital assets" (generally, property held for investment) and does not address tax considerations applicable to investors that may be subject to special tax rules, including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, regulated investment companies, real estate investment trusts, or persons that have a "functional currency" other than the U.S. dollar. If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor. This summary discusses the tax considerations applicable only to those purchasers who purchase the notes in this offering and does not discuss the tax considerations applicable to other purchasers of the notes. Moreover, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the notes. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

    As used in this tax discussion, a "United States Holder" means the beneficial owner of a note that for United States federal income tax purposes is:

(1) a citizen or resident of the United States,

(2) a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States or any State thereof or the District of Columbia, unless in the case of a partnership, Treasury Regulations are adopted that provide otherwise,

(3) an estate the income of which is subject to United States federal income taxation regardless of its source, or

(4) a trust (i) if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

PAYMENT OF INTEREST

    Interest on a note generally will be includable in your income as ordinary income at the time the interest is received or accrued, in accordance with your method of accounting for United States federal income tax purposes.

NOTES PURCHASED AT A PREMIUM

    A United States Holder of a note that purchases the note at a cost greater than its stated redemption price at maturity will be considered to have purchased the note at a premium, and may elect to treat that excess as "amortizable bond premium." A United States Holder that so elects will amortize that premium on a constant-yield basis as an offset to interest income on the note over the remaining term of the note. An election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the IRS.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    Upon the sale, exchange or redemption of a note, you generally will recognize capital gain or loss equal to the difference between:

(1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent this amount is attributable to accrued interest income, which is taxable as ordinary income), and

(2) your adjusted tax basis in the note.

    Your adjusted tax basis in a note generally will equal the amount you paid for the note, less any principal payments received by you. The gain or loss will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 20%. The deductibility of capital losses is subject to certain limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    In general, information reporting requirements will apply to certain non-corporate United States Holders with respect to payments of principal and interest on a note and to the proceeds of the sale of a note, and a backup withholding tax also may apply to these payments. If you are such a United States Holder, you generally will be subject to backup withholding unless you provide to us or our paying agent a correct taxpayer identification number and certain other information, certified under penalties of perjury, or you otherwise establish an exemption.

    Any amounts withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

    As used in this tax discussion, a "non-United States Holder" means any beneficial owner of a note that is not a United States Holder. The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States Holder that is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Code. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

PAYMENT OF INTEREST

    Generally, payments of interest on a note will qualify for the "portfolio interest" exemption and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest income is not effectively connected with a United States trade or business conducted by you and provided that you:

(1) do not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote,

(2) are not, for United States federal income tax purposes, a controlled foreign corporation related to us through stock ownership,

(3) are not a bank receiving interest on a loan entered into in the ordinary course of your business within the meaning of Section 881(c)(3)(A) of the Code, and

(4) you appropriately certify as to your foreign status.

    You can generally meet the certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and such intermediaries generally are not required to forward any certification forms received from Non-U.S. Holders.

    Except to the extent that an applicable treaty otherwise provides, a non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the non-United States Holder. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax (unless derived through a partnership) if the non-United States Holder delivers IRS Form W-8ECI (or successor form) annually to us or our agent.

    Interest income of a non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    You will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless:

(1) the gain is effectively connected with your conduct of a United States trade or business,

(2) you are an individual who has been present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other requirements are met, or

(3) you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

CERTAIN U.S. FEDERAL ESTATE TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

    A note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on a note to a non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge that the holder is a United States person.

    Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a "broker" (as defined in applicable United States Treasury Regulations). However, if the broker:

(1) is a United States person,

(2) derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

(3) is a controlled foreign corporation as to the United States, or

(4) is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or is a foreign partnership that is engaged in a trade or business in the United States, payment of the proceeds will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

    Payment of the proceeds of any sale of a note to or through the United States office of a foreign or U.S. broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described in "Non-United States Holders--Payment of Interest" or otherwise establishes an exemption and the broker does not have actual knowledge that the payee is a United States person or that the exemption conditions are not satisfied.

    Any amounts withheld from a payment to a non-United States Holder under the backup withholding rules generally will be allowed as a credit against the non-United States Holder's United States federal income tax liability and may entitle the non-United States Holder to a refund, provided that the required information is provided to the IRS.

THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

    Under the terms and conditions set forth in the terms agreement applicable to each series of notes, which is dated the date of this prospectus supplement and which incorporates by reference the underwriting agreement basic provisions dated the date of this prospectus supplement (collectively, the "underwriting agreement"), we have agreed to sell to Bear, Stearns & Co. Inc. (the "underwriter"), and the underwriter has agreed to purchase, $200,000,000 aggregate principal amount of the 2006 notes and $100,000,000 aggregate principal amount of the 2011 notes.

    Under the terms and conditions of the underwriting agreement, if the underwriter takes any of the notes of a series offered hereby, then the underwriter is obligated to take and pay for all of such notes of that series.

    Each series of notes (including the notes of such series sold on November 8, 2001) is a new issue of securities with no established trading market. The underwriter has advised us that it intends to make a market for each series of notes, but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

    The underwriter initially proposes to offer part of the notes of each series offered hereby directly to the public at the offering price for such notes of that series described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of
 .275% of the principal amount of the 2006 notes and .350% of the principal amount of the 2011 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of .250% of the principal amount of the 2006 notes and .250% of the principal amount of the 2011 notes to certain other dealers. After the initial offering of the notes, the underwriter may from time to time vary the offering prices and other selling terms.

    We have agreed to indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriter may be required to make in respect of any such liabilities.

    In connection with the offering of each series of notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of that series of notes (including the notes of each series sold on November 8, 2001). Specifically, the underwriter may overallot in connection with the offering of each series of notes, creating a short position. In addition, the underwriter may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of each series of notes. Finally, the underwriter may reclaim selling concessions allowed for distributing the notes in the offerings of the notes, if the underwriter repurchases previously distributed notes in covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriter is not required to engage in any of these activities, and may end any of them at any time.

    The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

    The underwriter has represented and agreed that (1) it has not taken any action in any jurisdiction that would permit a public offering of the notes, and will not possess or distribute this prospectus supplement and the accompanying prospectus or any other offering material in any other jurisdiction where action for that purpose is required and (2) it will comply with all relevant laws and regulations in each jurisdiction in which it (A) purchases, offers, sells or delivers notes or (B) has in its possession or distributes the prospectus supplement and prospectus or any other offering material.

    The underwriter has agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan unless an exemption from the registration requirements of the Securities and Exchange Law is available and it is in compliance with the other relevant laws of Japan.

    The underwriter has represented and agreed that (1) it has not offered or sold and before the date six months after the date of issue of the notes will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in
Article 11 (3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    Although application will be made to list the notes on the Luxembourg Stock Exchange, a listing may not be obtained.

    Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

    Expenses associated with this offering, to be paid by us, are estimated to be $215,000.

    In the ordinary course of its business, the underwriter and its affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory and/or other transactions with us and our affiliates.

                                 LEGAL MATTERS

    The validity of the notes will be passed upon for us by Stanley J. Andersen, Esq., our Counsel, and Sidley Austin Brown & Wood, Chicago, Illinois, and for the underwriter by Simpson Thacher & Bartlett, New York, New York. Mr. Andersen is an officer and full-time employee of First Data Corporation and the beneficial owner of our common stock.

                                    EXPERTS

    Our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

    With respect to our unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2001 and 2000, the three and six-month periods ended June 30, 2001 and 2000, and the three and nine-month periods ended September 30, 2001 and 2000, incorporated by reference in this prospectus supplement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in our Quarterly Reports on

Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and
September 30, 2001, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Act"), for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

                              GENERAL INFORMATION

LISTING

    We intend to apply to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, our certificate of incorporation and bylaws and a legal notice relating to the issuance of the notes will be deposited with the Chief Registrar of the District Court of Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents, together with this prospectus supplement, the accompanying prospectus, the indenture and our current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Report on Form 8-K, as well as all such future reports, so long as any of the notes are outstanding, will be made available for inspection at the main office of Chase Manhattan Bank Luxembourg S.A. in Luxembourg. Chase Manhattan Bank Luxembourg S.A. will act as intermediary for us and the holders of the notes. In addition, copies of the above reports may be obtained free of charge at such office. The underwriting agreements will be available for inspection at the offices of Chase Manhattan Bank Luxembourg S.A.

MATERIAL CHANGE

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since September 30, 2001.

LITIGATION

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes, and we are not aware of any such litigation, arbitration or administrative proceedings, pending or threatened.

AUTHORIZATION

    Resolutions relating to the issue and sale of the notes were adopted by a duly authorized committee of our Board of Directors on February 20, 2001 and by duly authorized officers on November 1, 2001 and November 8, 2001.

GOVERNING LAW

    The notes and the indenture are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

IDENTIFICATION NUMBERS

    The notes have been accepted for clearing through DTC, Euroclear and Clearstream, Luxembourg. The 2006 notes have been assigned Common
Code 013856885, International Security Identification Number (ISIN)
No. US 319963 AE 45 and CUSIP No. 319963 AE 4. The 2011 notes have been assigned Common Code 013858047, International Security Identification Number (ISIN)
No. US 319963 AF 10 and CUSIP No. 319963 AF 1.

PROSPECTUS

                                 $1,500,000,000

                             FIRST DATA CORPORATION
                                   SECURITIES

                                  -----------

    First Data Corporation may offer from time to time, at prices and on terms to be determined at or prior to the time of sale, the following securities with an aggregate initial public offering price not to exceed $1,500,000,000 (or the equivalent thereof if any securities are denominated in one or more foreign currencies or foreign currency units):

    - unsecured debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness, in one or more series;

    - shares of our preferred stock, in one or more series; or

    - shares of our common stock.

    We will describe the specific terms of these securities, together with the terms of the offering, the initial public offering price and our net proceeds from the sale thereof, in supplements to this Prospectus. You should read both this Prospectus and the applicable Prospectus Supplement before you invest.

                                ----------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

    We may sell these securities directly to purchasers, through agents we may designate from time to time or to or through underwriters. If any agents or underwriters are involved in the sale of securities, we will specify the names of those agents or underwriters and any applicable commission or discount in the applicable Prospectus Supplement. Our net proceeds from the sale of securities will be the initial public offering price of those securities less the applicable discount, in the case of an offering through an underwriter, or the purchase price of those securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those securities.

                 The date of this Prospectus is March 27, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or you may obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and you may inspect copies of any documents we file with the SEC at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC (file number 001-11073) and any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any agents or underwriters sell all of the securities:

    - Our Annual Report on Form 10-K for the year ended December 31, 2000;

    - Our Current Reports on Form 8-K dated November 3, 2000, January 18, 2001, February 21, 2001 and February 22, 2001; and

    - The description of our common stock contained in our Registration Statement on Form 8-A dated March 24, 1992, together with any and all amendments and reports filed for the purpose of updating that description.

    Any statement contained in this Prospectus or in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, the accompanying Prospectus Supplement or any subsequently filed document which is incorporated by reference in this Prospectus modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus is part of, and does not contain all information set forth in, a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, with respect to the securities we are offering. We refer you to the Registration Statement, including the exhibits thereto, for further information regarding our company and the securities offered by this Prospectus.

    You may request a copy of any of the documents listed above (other than exhibits to those documents that are not specifically incorporated by reference therein), at no cost, by writing or telephoning us at:

                             First Data Corporation
                            5660 New Northside Drive
                             Atlanta, Georgia 30328
                         Attention: Investor Relations
                                 (770) 857-7118

                             FIRST DATA CORPORATION

    We operate in four business segments: payment instruments, merchant services, card issuer services and emerging payments. Payment instruments includes Western Union, Integrated Payment Systems and Orlandi Valuta Companies and is the leading provider of nonbank domestic and international money transfer and payment services to consumers and commercial entities, including money transfer, official check and money order services. Merchant services is primarily comprised of First Data Merchant Services, TeleCheck and First Data Financial Services. This segment provides merchants with credit and debit card transaction processing services, including authorization, transaction capture, settlement, Internet-based transaction processing, check verification and guarantee services. Card issuer services encompasses domestic and international card processing services. This segment provides a comprehensive line of processing and related services to financial institutions issuing credit and debit cards and to issuers of oil and private label credit cards, including information-based products for enhanced decision making and marketing. First Data Solutions is also included in the card issuer services segment, providing consumer and business solutions in the areas of risk and fraud management and information verification associated with granting of credit, debit and customer service collecting. The emerging payments segment, created in the third quarter of 2000, consists of eOne Global, a leader in identifying, commercializing and operating emerging payment technologies that support Internet and wireless payment products. The remainder of our business units are grouped in the "All Other and Corporate" category, which includes TeleServices, Call Interactive, International Banking Technologies and Corporate operations.

    Our principal executive offices are located at 5660 New Northside Drive, Suite 1400, Atlanta, Georgia 30328-5800, telephone (770) 857-0001.

                                USE OF PROCEEDS

    Unless we indicate otherwise in the applicable Prospectus Supplement, we expect to use our net proceeds from the sale of the securities for general corporate purposes. We will describe in the applicable Prospectus Supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of that Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratios of earnings to fixed charges for the periods indicated. We have not issued any preferred stock to date; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.

                                                                  YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------------
                                                    1996(1)    1997(2)    1998(3)    1999(4)    2000(5)
                                                    --------   --------   --------   --------   --------
Ratio of earnings to fixed charges................   7.19x      5.11x      5.70x      12.54x     9.99x

------------

(1) Includes merger, integration and impairment charge of $32.5 million and $46.0 million gain on the MoneyGram disposition together totalling
    $13.5 million gain ($8.3 million after tax). The ratio of earnings to fixed charges without these items would have been 7.10x.

(2) Includes restructuring, net loss on business divestitures and impairment charges of $369.3 million ($333.9 million after tax). The ratio of earnings to fixed charges without these charges would have been 7.25x.

(3) Includes restructuring, net loss on business divestitures and impairment charges of $319.1 million ($231.5 million after tax). The ratio of earnings to fixed charges without these charges would have been 7.80x.

(4) Includes net restructuring, business divestitures, litigation and impairment benefit of $715.8 million ($417.6 million after tax). The ratio of earnings to fixed charges without these benefits would have been 8.01x.

(5) Includes net restructuring, business divestitures, litigation and impairment benefit of $71.3 million ($46.0 million after tax). The ratio of earnings to fixed charges without these benefits would have been 9.50x.

    The computation of the ratio of earnings to fixed charges is based on applicable amounts for us and our consolidated subsidiaries. "Earnings" consist of income before income taxes plus fixed charges. "Fixed charges" consist of interest on debt, amortization of deferred financing costs and a portion of rentals that we determine to be representative of interest.

                         DESCRIPTION OF DEBT SECURITIES

    We will issue the debt securities, which may be senior debt securities and/or subordinated debt securities, in one or more series. Senior debt securities will be issued under an indenture dated as of March 26, 1993, as supplemented from time to time, between us and Wells Fargo Bank Minnesota, National Association, as trustee, which we will refer to as the senior indenture, and subordinated debt securities will be issued under an indenture dated as of April 1, 1996, as supplemented from time to time, between us and The Bank of New York, as trustee, which we will refer to as the subordinated indenture. Whenever it is used in this Prospectus, the term "trustee" shall mean either Wells Fargo Bank Minnesota, National Association or The Bank of New York, as appropriate, for senior debt securities or subordinated debt securities. In addition, we will refer to the senior indenture and the subordinated indenture individually as an "indenture" and collectively as the "indentures."

    We have summarized selected provisions of the indentures below. However, because these summaries are not complete, they are subject to and are qualified in their entirety by reference to the indentures, copies of which we have incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used below have the meanings specified in the applicable indenture. Unless otherwise noted, section references below are to both indentures.

GENERAL

    The debt securities will be our unsecured obligations. The indebtedness represented by the senior debt securities will rank on a parity with our other unsecured and unsubordinated indebtedness. The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness as described under "Subordination" below. We may issue the debt securities in one or more series. We will describe in a supplement to this Prospectus the particular terms of any debt securities being offered, any modifications of or additions to the general terms of the debt securities and any applicable Federal income tax considerations that may be applicable in the case of offered debt securities. Accordingly, you should read both the Prospectus Supplement relating to the particular debt securities being offered and the general description of debt securities set forth in this Prospectus before investing.

    We primarily conduct our operations through our subsidiaries. Our rights and the rights of our creditors, including the holders of the debt securities, to participate in the distribution of assets of any of our subsidiaries upon the liquidation or reorganization of that subsidiary or otherwise will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. As a result, the debt securities will be effectively subordinated to existing and future liabilities of our subsidiaries.

    The applicable Prospectus Supplement will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

    - the title and ranking of the series of debt securities;

    - the aggregate principal amount and authorized denominations (if other than $1,000 and integral multiples of $1,000);

    - the initial public offering price;

    - the original issue and stated maturity date or dates;

    - the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

    - the manner and place of payment of principal and interest, if any;

    - if other than U.S. dollars, the currency or currencies in which payment of the initial public offering price and/or principal and interest, if any, may be made;

    - whether (and if so, when and at what price) we may be obligated to repurchase the debt securities;

    - whether (and if so, when and at what price) the debt securities can be redeemed by us or the holder;

    - under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

    - whether the debt securities will be issued in registered or bearer form (with or without coupons) and, if issued in the form of one or more global securities, the depositary for such securities;

    - where the debt securities can be exchanged or transferred;

    - whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

    - whether (and if so, when and at what rate) the debt securities will be convertible into shares of our common stock;

    - whether there will be a sinking fund;

    - provisions, if any, for the defeasance of the debt securities;

    - any addition to, or modification or deletion of, any events of default or covenants contained in the indenture relating to the debt securities; and

    - any other terms of the series. (Section 3.01)

    We may issue the debt securities in one or more series, as authorized from time to time by our Board of Directors, any committee of our Board or any duly authorized officer. The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder. (Section 3.01)

    If we issue original issue discount securities, we will also describe in the applicable Prospectus Supplement the Federal income tax consequences and other special considerations applicable to those securities.

    The indentures do not limit our ability to incur additional indebtedness, nor do they afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving our company. However, the senior indenture provides that neither we nor any of our subsidiaries may subject certain of our property or assets to any mortgage or other encumbrance unless the senior debt securities are secured equally and ratably with or prior to that other secured indebtedness. See "Certain Covenants of Senior Debt Securities" below. Reference is made to the applicable Prospectus Supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

    We are not required to issue all of the debt securities of a series at the same time, and debt securities of the same series may vary as to interest rate, maturity and other provisions. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of that series.
(Section 3.01)

DENOMINATIONS, EXCHANGE, REGISTRATION AND TRANSFER

    Unless otherwise specified in the applicable Prospectus Supplement, the debt securities of any series will be issued only as registered securities, in global or certificated form and in denominations of $1,000 and any integral multiple thereof, and will be payable only in U.S. dollars. (Section 3.02) For more information regarding debt securities issued in global form, see "Book-Entry Debt Securities" below. Unless otherwise indicated in the applicable Prospectus Supplement, any debt securities we issue in bearer form will have coupons attached. (Section 2.01)

    Registered debt securities of any series will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable Prospectus Supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the applicable trustee or at any other office or agency designated by us for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto. (Section 3.05)

    The exchange of debt securities issued in bearer form for registered debt securities will be subject to the provisions of U.S. income tax laws and regulations applicable to the debt securities in effect at the time of the exchange. (Section 3.05)

    Unless otherwise specified in the applicable Prospectus Supplement, in no event may registered debt securities, including registered debt securities received upon exchange of debt securities issued in bearer form, be exchanged for debt securities issued in bearer form. (Section 3.05)

    Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, we will execute, and the applicable trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities. (Section 3.05)

    We are not required (1) to register, transfer or exchange debt securities of any series during the period from the opening of business 15 days before the day a notice of redemption relating to debt securities of that series selected for redemption is sent to the close of business on the day that notice is sent, or
(2) to register, transfer or exchange any debt security so selected for redemption, except for the unredeemed portion of any debt security being redeemed in part. (Section 3.05)

CERTAIN COVENANTS OF SENIOR DEBT SECURITIES

    The following covenants apply to the senior debt securities:

    LIMITATION ON MORTGAGES AND LIENS. Neither we nor any of our subsidiaries may create or assume, except in favor of us or one of our wholly owned subsidiaries, any mortgage, pledge, lien or encumbrance upon any Principal Facility (as defined below under "Certain Definitions"), any stock of any subsidiary or indebtedness of any subsidiary to us or to any other subsidiary without equally and ratably securing any senior debt securities then outstanding. However, this limitation does not apply to certain permitted encumbrances as described in the senior indenture, including:

    - purchase money mortgages entered into within specified time limits, and liens extending, renewing or refunding those purchase money mortgages;

    - liens existing on acquired property;

    - certain tax, materialmen's, mechanics' and judgment liens, liens arising by operation of law and other similar liens;

    - liens in connection with certain government contracts;

    - certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

    - liens to secure the cost of construction or improvement of any property entered into within specified time limits; and

    - mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness secured by those mortgages, pledges, liens and encumbrances, plus the aggregate sales price of property involved in sale and lease back transactions referred to in the first bullet point under "-- Limitation Upon Sale and Leaseback Transactions" below, does not exceed the greater of $50 million or 10% of our Consolidated Stockholders' Equity (as defined below under "Certain Definitions"). (Section 12.07 of the senior indenture)

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Neither we nor any of our subsidiaries may sell any Principal Facility owned on the date of the senior indenture with the intention of taking back a lease of that facility for a period of more than 36 months, unless

    - the aggregate sales price of property involved in sale and leaseback transactions not otherwise permitted, plus all indebtedness secured by mortgages, pledges, liens and encumbrances referred to in the last bullet point above under "-- Limitation Upon Mortgages and Liens" does not exceed the greater of $50 million or 10% of our Consolidated Stockholders' Equity; or

    - the net proceeds of the sale or the fair market value of the Principal Facility, whichever is greater (which may be conclusively determined by our Board of Directors), are applied within 120 days to the optional retirement of senior debt securities then outstanding or to the optional retirement of our other Funded Debt (as defined below under "Certain Definitions") ranking on a parity with the senior debt securities. (Section 12.08 of the senior indenture)

    In addition, unless otherwise specified in the applicable Prospectus Supplement, the senior debt securities of each series will contain the following covenant:

    LIMITATION ON INDEBTEDNESS OF RESTRICTED SUBSIDIARIES. Our Restricted Subsidiaries (as defined below under "Certain Definitions") may not create, incur, assume or guarantee any Indebtedness (as defined below under "Certain Definitions") unless immediately thereafter the aggregate amount of all Indebtedness of Restricted Subsidiaries (excluding Indebtedness owed to us or another Restricted Subsidiary, including any renewal or replacement of that Indebtedness), plus the discounted present value of all net rentals payable under leases referred to above under "-- Limitation Upon Sale and Leaseback Transactions" would not exceed 15% of Consolidated Stockholders' Equity. For purposes of this covenant, (1) Indebtedness does not include indebtedness incurred in connection with overdraft or similar facilities related to settlement, clearing and related activities by a Restricted Subsidiary in the ordinary course of business consistent with past practice if the indebtedness does not remain outstanding for more than

72 hours and (2) indebtedness of a person existing at the time the person became a Restricted Subsidiary or was merged with or into our company, a Restricted Subsidiary or other entity, or assumed by us or our subsidiary in connection with the acquisition of all or a portion of the business of that person, will not be deemed to be Indebtedness of a Restricted Subsidiary or Indebtedness created, incurred, assumed or guaranteed by a Restricted Subsidiary.

EVENTS OF DEFAULT

    "Event of Default" means, with respect to any series of debt securities, any of the following events:

    - failure to pay interest on the debt securities of that series, which failure continues for a period of 30 days after payment is due;

    - failure to make any principal or premium payment on the debt securities of that series when due;

    - failure to make any sinking fund payment when and as due by the terms of the debt security of that series;

    - failure to perform or comply with any other covenant or warranty in the applicable indenture with respect to the debt securities of that series for a period of 60 days after notice to us of such failure by (1) the applicable trustee or (2) the holders of at least 25% in principal amount of the outstanding debt securities of that series;

    - in the case of the senior indenture, default under any of Indebtedness pursuant to which we or our subsidiaries have borrowed or guaranteed an aggregate principal amount of $10 million or more and which default
      (1) constitutes a failure to make any principal or interest payment when due after giving effect to any applicable grace period or (2) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after notice to us of such default by (1) the applicable trustee or (2) the holders of at least 25% in principal amount of the outstanding senior debt securities of that series;

    - in the case of the subordinated indenture, default under any of Indebtedness pursuant to which we or our subsidiaries have borrowed or guaranteed an aggregate principal amount of $10 million or more and which default (1) constitutes a failure to make any principal or interest payment when due after giving effect to any applicable grace period or
      (2) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after notice to us of such default by (1) the applicable trustee or
      (2) the holders of at least 25% in principal amount of the outstanding subordinated debt securities of that series;

    - in the case of the senior indenture, the entry against us or our subsidiaries of one or more final judgments, decrees or orders by a court for the payment of money aggregating in excess of $10 million, which judgment, decree or order is not paid, discharged or stayed for any period of 45 consecutive days after the amount thereof is due;

    - certain events of bankruptcy, insolvency or reorganization of our company; and

    - any other event of default provided with respect to debt securities of that series pursuant to the applicable indenture. (Section 5.01)

    In general, the applicable trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. However, the applicable trustee may withhold notice of any default (except a default in payment of principal or interest on the debt securities) if the trustee determines it is in the interest of the holders of that series of debt securities to do so. (Section 6.02)

    An event of default for a particular series of debt securities does not necessarily constitute an event of default for other series of debt securities.

    If there is a continuing event of default, then the applicable trustee or the holders of at least 25% in principal amount of the series of debt securities affected by the event of default may require us to repay the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities) on the affected series immediately. Upon payment of the principal or other specified amount in the currency in which the debt securities of that series are denominated (except as otherwise provided in the applicable indenture or Prospectus Supplement), our obligations in respect of the payment of principal of the debt securities of that series will terminate. (Section 5.02)

    Subject to the provisions of each indenture relating to the duties of the applicable trustee, in the case of a continuing event of default, the applicable trustee may refuse to exercise any of its rights or powers under such indenture at the request, order or direction of any of the holders of debt securities of the affected series unless it first receives reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03) Subject to this limitation, the holders of a majority in principal amount of the outstanding debt securities of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the applicable indenture or exercising any trust or power conferred on the applicable trustee with respect to the debt securities of that series.
(Section 5.12)

    At any time before a judgment or decree for payment of money due has been obtained by the applicable trustee as provided in the applicable indenture following a declaration of acceleration with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such declaration and its consequences if:

    - we have paid or deposited with the applicable trustee a sum in the currency in which debt securities of that series are denominated (except as otherwise provided in the applicable indenture or Prospectus Supplement) sufficient to pay (1) all overdue installments of interest or other payments with respect to coupons on all debt securities of that series, (2) the principal of, premium, if any, and interest on any debt securities of that series which have become due otherwise than by such declaration of acceleration, (3) to the extent that such payment is lawful, interest on overdue installments of interest or other payments with respect to coupons on each debt security of that series at a rate established for such series, and (4) all sums paid or advanced by the applicable trustee and the reasonable compensation, expenses, disbursements and advances of the applicable trustee, its agents and counsel; and

    - all events of default with respect to debt securities of that series, other than the nonpayment of principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the applicable indenture.

    No such rescission and waiver will affect any subsequent default or impair any right consequent thereon. (Section 5.02)

    We are required to provide the applicable trustee with an officers' certificate each fiscal year stating whether or not we have complied with all conditions and covenants under the applicable indenture. (Section 12.02)

MERGER OR CONSOLIDATION

    We may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

    - the surviving or successor corporation is a domestic corporation and expressly assumes, by supplemental indenture, all of our obligations under the indentures;

    - immediately after completion of the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing;

    - in the case of the senior indenture, if, as a result of the transaction, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance covered by the provisions described above under "Certain Covenants of Senior Debt Securities -- Limitation on Mortgages and Liens," we or the surviving or successor corporation takes such steps as are necessary to effectively secure all senior debt securities equally and ratably with (or prior to) all indebtedness secured by such mortgage, pledge, lien, security interest or other encumbrance; and

    - we deliver to the applicable trustee an officers' certificate and an opinion of counsel each stating that the transaction and the supplemental indenture comply with the applicable indenture provisions and that all conditions precedent in the applicable indenture relating to such transaction have been complied with. (Section 10.01)

MODIFICATION OR WAIVER

    We and the applicable trustee may, at any time and from time to time, amend the applicable indenture without the consent of the holders of outstanding debt securities for any of the following purposes:

    - to effect the assumption of our obligations under the applicable indenture by a successor corporation;

    - to impose additional covenants and events of default for the benefit of the holders of all or any series of debt securities (and if such covenants or events of default are to be for the benefit of less than all series, stating that such covenants and events of default are expressly being included solely for the benefit of such series);

    - to add or change any of the provisions of the applicable indenture relating to the issuance or exchange of debt securities in registered or bearer form, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

    - to change or eliminate any of the provisions of the applicable indenture, but only if the change or elimination becomes effective when there is no outstanding debt security of any series or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

    - to secure the debt securities;

    - to supplement any of the provisions of the applicable indenture to permit or facilitate the defeasance and discharge of any series of debt securities, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

    - to establish the form or terms of debt securities and coupons, if any, of any series as permitted by the applicable indenture;

    - to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the applicable indenture to facilitate the administration of the trusts by more than one trustee; and

    - to correct any mistakes or defects in the applicable indenture, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect. (Section 11.01)

    In addition, we and the applicable trustee may modify the applicable indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by such modification (voting as separate classes) to add, change or eliminate any provision of, or to modify the rights of holders of debt securities under, the applicable indenture. But we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

    - change the stated maturity of the principal of, or any installment of interest on, any debt security or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable, reduce the amount of principal payable upon acceleration of maturity of an original issue discount security or reduce the amount of, or postpone the date fixed for, any sinking fund payment;

    - adversely affect the right of a holder to require us to repay or repurchase any debt security or to convert any debt security into shares of our common stock, reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on any debt security following maturity thereof, or limit our obligation to maintain a paying agency outside the United States for payments on debt securities issued in bearer form;

    - reduce the percentage in principal amount of outstanding debt securities of any series required for consent to any supplemental indenture or to any waiver of defaults or compliance with certain provisions of the applicable indenture;

    - modify any provision of the applicable indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding debt securities affected thereby; or

    - in the case of the subordinated indenture, modify any of the provisions relating to the subordination of the subordinated debt securities in a manner adverse to the holders thereof. (Section 11.02)

    In addition, we may not make any modifications under the subordination provisions of the subordinated indenture that would adversely affect the rights of any holder of Senior Indebtedness (as defined below under "Certain Definitions") without the consent of that holder. (Section 11.08 of the subordinated indenture)

    A modification with respect to one or more particular series of debt securities and related coupons, if any, will not affect the rights under the applicable indenture of the holders of debt securities of any other series and related coupons, if any. (Section 11.02)

    The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the applicable indenture with respect to that series, except a default (1) in the payment of principal of, premium, if any, or interest on, or any sinking fund installment or similar obligation with respect to, any debt security or (2) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series. Upon any such waiver, the default will cease to exist and any event of default arising therefrom will be deemed to have been cured for every purpose of the debt securities of that series under the applicable indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon. (Section 5.13)

    We may omit in any particular instance to comply with certain covenants set forth in the indentures or the debt securities of any series (except as otherwise provided in the applicable Prospectus Supplement and, in the case of the senior indenture, the covenants described above under "Certain Covenants of the Senior Debt Securities") if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding debt securities of that series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the applicable trustee in respect of any such provision will remain in full force and effect. (Section 12.09)

SUBORDINATION

    The subordinated debt securities will be subordinated in right of payment to all of our Senior Indebtedness to the extent provided in the subordinated indenture. This means that in the event of dissolution, winding up, liquidation or reorganization of our company, we must first pay in full all of our outstanding Senior Indebtedness, including senior debt securities, before we make any payment in respect of principal of, premium, if any, and interest on the subordinated debt securities, but our obligation to make such payment on the subordinated debt securities will not otherwise be affected. (Sections 16.01 and 16.02 of the subordinated indenture) In addition, at any time when there is a default in the payment of any principal, premium, if any, sinking fund or interest on any Senior Indebtedness when due, we may not make any payment on account of principal, premium, if any, sinking fund or interest on the subordinated debt securities. (Section 16.03 of the subordinated indenture) If, notwithstanding this restriction, the applicable trustee under the subordinated indenture or the holders of any subordinated debt securities receive from us any payment described in the preceding sentence before all of our Senior Indebtedness is paid in full, that payment or distribution must be paid over to the holders of Senior Indebtedness, or on their behalf for application to the payment of Senior Indebtedness, remaining unpaid until all such Senior Indebtedness is paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness, holders of the subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the subordinated debt securities. (Section 16.02 of the subordinated indenture)

    By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated debt securities. The subordinated indenture provides that the subordination provisions do not apply to money and securities held in trusts pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinated indenture. (Sections 4.02 and 15.02 of the subordinated indenture)

    If this Prospectus is being delivered in connection with the offering of a series of subordinated debt securities, we will set forth in the applicable Prospectus Supplement the approximate amount of our Senior Indebtedness outstanding as of a recent date.

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
DISCHARGE, LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    We may be discharged from all of our obligations with respect to the outstanding debt securities of any series (except as otherwise provided in the applicable indenture) when:

    - either (1) all debt securities of that series and related coupons, if any, have been delivered to the applicable trustee for cancellation, or
      (2) all debt securities of that series and related coupons, if any, not delivered to the applicable trustee for cancellation

       - have become due and payable,

       - will become due and payable at their stated maturity within one year, or

       - are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for the giving of notice by the applicable trustee,

       and we, in the case of clause (2), have irrevocably deposited or caused to be deposited with the applicable trustee, in trust, an amount in the currency in which the debt securities are denominated sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable Federal or state bankruptcy, insolvency or other similar law is filed with respect to our company within 91 days after the deposit and the applicable trustee is required to return the deposited money to us, our obligations under the applicable indenture with respect to those debt securities will not be deemed terminated or discharged;

    - we have paid or caused to be paid all other sums payable by us under the applicable indenture;

    - we have delivered to the applicable trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the applicable indenture with respect to that series of debt securities have been complied with; and

    - we have delivered to the applicable trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that holders of debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge. (Section 4.01)

    If so provided, and except as otherwise specified in the applicable Prospectus Supplement, the provisions of each indenture relating to defeasance will apply to registered debt securities of any series which are denominated and payable only in U.S. dollars. Defeasance provisions, if any, for debt securities denominated in a foreign currency or currencies or issued in bearer form may be specified in the applicable Prospectus Supplement. (Section 15.01)

    We may elect (1) to be discharged from our obligations with respect to the outstanding debt securities of any series (except as otherwise specified in the applicable indenture) or (2) to be released from our obligation to comply with the provisions of the indentures described above under "Merger or Consolidation" and, in the case of the senior indenture, the provisions described above under "Certain Covenants of Senior Debt Securities" with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of that series), in either case, if we satisfy each of the following conditions:

    - we deposit or cause to be deposited irrevocably with the applicable trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of that series money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the applicable trustee, for payment of all principal of, premium, if any, and interest on the outstanding debt securities of that series when due;

    - such deposit does not cause the applicable trustee with respect to the debt securities of that series to have a conflicting interest with respect to the debt securities of any other series;

    - such deposit will not result in a breach or violation of, or constitute a default under, the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound;

    - if the debt securities of that series are then listed on any national securities exchange, we deliver to the applicable trustee an opinion of counsel or a letter or other document from such exchange to the effect that our exercise of either of the defeasance options described above, as the case may be, would not cause those debt securities to be delisted;

    - on the date of such deposit, there is no continuing event of default or event (including such deposit) which, with notice or lapse of time or both, would become an event of default with respect to the debt securities of that series and, with respect to the option under clause (1) above only, no event of default under the provisions of the indentures relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an event of default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

    - we deliver to the applicable trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that the holders of debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance or discharge.

    Notwithstanding the foregoing, if we exercise our option under clause (2) above and an event of default under the provisions of the indentures relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an event of default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indentures described above under "Merger or Consolidation" and, in the case of the senior indenture, the provisions described above under "Certain Covenants of Senior Debt Securities" with respect to those debt securities will be reinstated. (Section 15.02)

PAYMENT AND PAYING AGENTS

    If we issue a series of debt securities only in registered form, we will maintain in each place of payment for those debt securities an office or agency where the debt securities may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the applicable indenture. If debt securities of a series may be issued in bearer form, we will maintain the following offices or agencies:

    - in the Borough of Manhattan, the City and State of New York (or, in the case of the senior indenture, in Minneapolis, Minnesota), where any registered debt securities of that series may be presented or surrendered for payment or for registration of transfer or exchange, where holders may serve us with notices and demands in respect of the debt securities and the applicable indenture and where debt securities of that series issued in bearer form and related coupons may be presented or surrendered for payment in the circumstances described in the next paragraph (and not otherwise);

    - subject to any applicable laws or regulations, in a place of payment for that series of debt securities which is located outside the United States, where the debt securities and related coupons may be presented and surrendered for payment (including payment of any additional amounts on the debt securities, if so provided); PROVIDED, HOWEVER, that if the debt securities are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange so requires, we will maintain a paying agent for the debt securities in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as the debt securities are listed on such exchange, and

    - subject to any laws or regulations applicable thereto, in a place of payment for that series of debt securities located outside the United States, where any registered debt securities of that series may be surrendered for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the applicable indenture.

We will give prompt written notice to the applicable trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the applicable trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the applicable trustee (in the case of registered debt securities) and at the principal London office of the applicable trustee (in the case of debt securities in bearer form). We have appointed the applicable trustee as our agent to receive all presentations, surrenders, notices and demands. (Section 12.03)

    We may not make any payment of principal of or premium or interest on debt securities issued in bearer form at any office or agency in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, if so provided in the applicable Prospectus Supplement, we may make payment of principal of and any premium and interest on debt securities of a series which are denominated and payable in U.S. dollars at the office of our paying agent in the Borough of Manhattan, the City and State of New York, or, in the case of the senior indenture, in Minneapolis, Minnesota, but only if payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained by us in accordance with the applicable indenture is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 12.03)

BOOK-ENTRY DEBT SECURITIES

    We may issue the debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary identified in the applicable Prospectus Supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal of, and premium, if any, and interest on debt securities represented by a global security to the applicable trustee and then by the trustee to the depositary.

    We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York and will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the Prospectus Supplement relating to a particular series of debt securities issued in the form of global securities.

    So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. The laws of some states require that certain purchasers of securities take physical delivery of those securities in certificated form; accordingly, these laws may limit the transferability of beneficial interests in a global security.

    If DTC is at any time unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days, we will issue individual debt securities in certificated form in exchange for the global securities. In addition, we may at any time, in our sole discretion, determine not to have any debt securities represented by one or more global securities. If we so determine, we will issue individual debt securities in certificated form in exchange for the relevant global securities. If registered debt securities of any series are issued in the form of one or more global securities and if an event of default with respect to that series of debt securities occurs and is continuing, we will issue individual debt securities in certificated form in exchange for the relevant global securities.

    The following is based on information furnished by DTC:

    DTC will act as securities depositary for debt securities represented by one or more global securities. The debt securities will be issued as fully-registered debt securities registered in the name of Cede & Co. (DTC's partnership nominee) or another name as may be requested by an authorized representative of DTC. One fully-registered global security will be issued for each issue of debt securities, in the aggregate principal amount of the issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds the maximum principal amount permitted by DTC, one global security will be issued with respect to the maximum principal amount and an additional global security will be issued with respect to any remaining principal amount of that issue.

    DTC is a limited-purpose trust company organized under the New York Banking Law; a "banking organization" within the meaning of the New York Banking Law; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a

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direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of debt securities represented by one or more global securities under DTC's system must be made by or through direct participants, which will receive a credit for the global securities on DTC's records. The ownership interest of each beneficial owner of each global security is in turn recorded on the direct and indirect participants' records. A beneficial owner will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of such transaction, as well as periodic statements of its holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in global securities will be accomplished by entries made on the books of participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in global securities, except in the event that use of the book-entry system for one or more global securities is discontinued.

    To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or another name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. (or such other name) effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC records reflect only the identity of the direct participants to whose accounts global securities are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and interest payments on the global securities will be made to Cede & Co., or another nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with the direct participants' respective holdings shown on DTC's records.

    Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co., or another nominee as may be requested by an authorized representative of DTC, is our responsibility or the responsibility of the paying agent, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

    A beneficial owner must give notice to elect to have its global securities purchased or tendered, through its participant, to the paying agent, and must effect delivery of the global

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securities by causing the direct participant to transfer the participant's interest in the global securities, on DTC's records, to the paying agent. The requirement for physical delivery of global securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the global securities are transferred by direct participants on DTC's records.

    DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the agents. If we do not appoint a successor securities depositary within 90 days, certificates representing debt securities will be printed and delivered in exchange for the debt securities represented by the global securities held by DTC.

    In addition, if we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary), certificates representing debt securities will be printed and delivered in exchange for the debt securities represented by the global securities held by DTC.

    We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

    Neither we nor any underwriter or agent, applicable trustee, paying agent or registrar of any debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

CONVERSION RIGHTS

    We will describe in the applicable Prospectus Supplement the particular terms and conditions, if any, on which debt securities may be convertible into shares of our common stock. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities.

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THE TRUSTEES UNDER THE INDENTURES

    We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustees, Wells Fargo Bank Minnesota, National Association and The Bank of New York.

CERTAIN DEFINITIONS

    We have summarized below certain defined terms as used in the applicable indenture. We refer you to the applicable indenture for the full definition of these terms.

    "Consolidated Stockholders' Equity," at any time, means the total stockholders' equity of our company and our consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of our most recently completed fiscal quarter for which financial information is then available. (Section 1.01 of the senior indenture)

    "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would, in accordance with generally accepted accounting practice, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities). (Section 1.01 of the senior indenture)

    "Indebtedness" means:

    - any liability of any person (1) for borrowed money, (2) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations, but excluding trade payables), (3) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles, or (4) preferred or preference stock of a subsidiary of ours held by persons other than us or any of our other subsidiaries;

    - any liability of others described in the preceding bullet point that the person has guaranteed, that is recourse to such person or that is otherwise its legal liability; and

    - any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to the first two bullet points above, except that "Indebtedness" does not include any liabilities of the kind included opposite the caption "Liabilities relating to TRS financial instruments sold" on our audited consolidated balance sheet. (Section 1.01) These liabilities are currently included opposite the caption "Settlement Obligations" on our consolidated balance sheet.

    "Principal Facility" means the real property, fixtures, machinery and equipment relating to any facility owned by us or any of our subsidiaries, except any facility that, in the opinion of our board of directors, is not of material importance to our business. (Section 1.01 of the senior indenture)

    "Restricted Subsidiary," at any time, means any of our subsidiaries which has revenues, determined on a consolidated basis (with its subsidiaries) in accordance with generally accepted accounting principles, equal to or exceeding 10% of our consolidated revenues for our most recently completed fiscal year for which financial information is then available.

    "Senior Indebtedness" means the principal of and premium, if any, and unpaid interest on our Indebtedness for money borrowed (other than the subordinated debt securities), whether outstanding on the date of the subordinated indenture or thereafter created, incurred, assumed or guaranteed, unless the instrument creating or evidencing the Indebtedness provides that such Indebtedness is not senior or prior in right of payment to the subordinated debt securities or is PARI PASSU or subordinate by its terms in right of payment to the subordinated debt securities, and renewals, extensions and modifications of any such Indebtedness.

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                          DESCRIPTION OF CAPITAL STOCK

    As of the date of this Prospectus, our authorized capital stock consists of 600,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of January 31, 2001, approximately 395,423,200 shares of common stock were issued and outstanding. No shares of preferred stock are currently outstanding. The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, including the certificate of designation relating to the particular class or series of preferred stock being offered, and to Delaware corporate law. See "Where You Can Find More Information."

COMMON STOCK

    Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock and certain dividend limitations contained in our outstanding senior promissory notes. Upon the liquidation, dissolution or winding up of our company, holders of common stock are entitled to receive ratably our net assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

    Under our Amended and Restated Certificate of Incorporation, we may issue, in one or more classes or series, up to 10,000,000 shares of preferred stock. The powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any such class or series of preferred stock will be designated in resolutions adopted by our board of directors or one of its committees. Holders of preferred stock will have no preemptive rights. All shares of preferred stock, when issued, will be fully paid and nonassessable.

    We will describe in a supplement to this Prospectus the particular terms of each class or series of preferred stock being offered, including:

    - the designation of the preferred stock;

    - the number of shares being offered and the initial offering price;

    - the per share liquidation preference;

    - the dividend rate or rates (or method of calculation thereof) and the dividend periods and/or payment dates;

    - the date from which dividends will accumulate, if applicable;

    - the procedures for any auction and remarketing of the preferred stock;

    - the provision of a sinking fund, if any;

    - whether the preferred stock will be redeemable (and if so, when and at what price), at our option or the option of the holder;

    - the securities exchange, if any, on which the preferred stock will be listed;

    - whether the preferred stock will be convertible into or exchangeable for common stock (and if so, when and at what price) at our option or at the option of the holder;

    - whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

    - the voting rights, if any, and any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

    - a discussion of U.S. federal income tax considerations applicable to the preferred stock.

    Subject to our Amended and Restated Certificate of Incorporation and to any limitations contained in any then outstanding class or series of preferred stock, we may issue additional classes or series of preferred stock, at various times, with powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our board of directors or one of its committees determines, all without further action of the stockholders, including holders of then outstanding preferred stock.

CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND
  BY-LAWS

    Certain provisions of our Amended and Restated Certificate of Incorporation and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    Our Amended and Restated Certificate of Incorporation or By-laws provide that:

    - we will have three classes of directors serving staggered terms;

    - directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the then outstanding shares of common stock entitled to vote generally in an election of directors;

    - vacancies on our board of directors may be filled only by the remaining directors and not by the stockholders; and

    - our board of directors may adopt, amend or repeal our By-laws.

    In addition, our By-laws specify an advance notice procedure for the nomination by stockholders of candidates for election as directors and other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice from a stockholder of his or her intent to nominate a director or raise business at an annual meeting not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting. The notice must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and the stockholder submitting the proposal.

    Our Amended and Restated Certificate of Incorporation also provides that any action required or permitted to be taken by stockholders may be effected only at an annual or special meeting of stockholders. Stockholder action by written consent in lieu of a meeting is prohibited. The affirmative vote of the holders of more than 80% of the voting power of our capital stock entitled to vote is required to alter, amend or repeal, or adopt any provision inconsistent with,

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this provision. In addition, special meetings of stockholders may be called only by the chairman of the board, chairman of the executive committee, our president or secretary or any officer at the request in writing of our board of directors.

STATUTORY PROVISIONS

    We have elected, pursuant to a provision of our Amended and Restated Certificate of Incorporation, not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with that person's affiliates and/or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (including mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

    - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired its stock;

    - the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

    - the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

TRANSFER AGENT AND REGISTRAR

    Wells Fargo Bank Minnesota, National Association serves as the transfer agent and registrar for our common stock.

                              PLAN OF DISTRIBUTION

    We may sell securities offered by this Prospectus in and/or outside the United States:

    - through underwriters or dealers;

    - directly to a limited number of purchasers or to a single purchaser; or

    - through agents.

    We will describe in the applicable Prospectus Supplement the particular terms of any offering of securities, including:

    - the name or names of any underwriters or agents;

    - the purchase price of the securities;

    - our net proceeds from the sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - the initial public offering price; and

    - any discounts or concessions allowed or reallowed or paid to dealers

    We may change the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time.

    If we offer the securities through underwriters, the underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. We will specify on the cover of the applicable Prospectus Supplement the underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters. Unless we state otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if any are purchased.

    If we offer the securities through dealers, and if so specified in the applicable Prospectus Supplement, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will list the names of the dealers and describe the terms of the transaction in the applicable Prospectus Supplement.

    We may also sell the securities directly or through agents we designate from time to time. We will name in the applicable Prospectus Supplement any agent involved in the offer or sale of the securities in respect to which this prospectus is delivered, and describe any commissions we will pay to the agent.

    We may agree to indemnify any underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with or perform services for, us in the ordinary course of business.

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                                 LEGAL MATTERS

    Thomas A. Rossi, Esq., our Associate General Counsel, will issue an opinion about the legality of securities offered pursuant to this Prospectus. Mr. Rossi is a beneficial owner of our common stock.

                                    EXPERTS

    Our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

                   PRINCIPAL OFFICE OF FIRST DATA CORPORATION

                             FIRST DATA CORPORATION
                            6200 SOUTH QUEBEC STREET
                       GREENWOOD VILLAGE, COLORADO 80111

                       TRUSTEE AND PRINCIPAL PAYING AGENT

                WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
                            CORPORATE TRUST SERVICES
                            MAIL CODE MAC N9303-110
                              SIXTH AND MARQUETTE
                          MINNEAPOLIS, MINNESOTA 55479

                    LUXEMBOURG PAYING AGENT & TRANSFER AGENT

                      CHASE MANHATTAN BANK LUXEMBOURG S.A.
                                 5 RUE PLAETIS
                               L-2338 LUXEMBOURG

                                 LEGAL ADVISORS

          TO FIRST DATA CORPORATION                         TO THE UNDERWRITER

         SIDLEY AUSTIN BROWN & WOOD                     SIMPSON THACHER & BARTLETT
               BANK ONE PLAZA                              425 LEXINGTON AVENUE
               10 S. DEARBORN                            NEW YORK, NEW YORK 10017
           CHICAGO, ILLINOIS 60603

                            INDEPENDENT ACCOUNTANTS

                               ERNST & YOUNG LLP
                                   SUITE 3300
                                370 17TH STREET
                          DENVER, COLORADO 80202-9971

                                 LISTING AGENT

                      CHASE MANHATTAN BANK LUXEMBOURG S.A.
                                 5 RUE PLAETIS
                               L-2338 LUXEMBOURG

                               [FIRST DATA LOGO]